EXHIBIT 23.1


INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated November 14, 2003, except with respect to the matter discussed in paragraph 6 of Note M as to which the date is April 5, 2005, relating to the consolidated financial statements of Caprius, Inc. which report includes an explanatory paragraph as to an uncertainty with respect to Caprius, Inc.'s ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


Boston, Massachusetts
April 15, 2005                                        BDO Seidman, LLP